PRESS RELEASE
195 Montague Street • Brooklyn, New York 11201

INDEPENDENCE COMMUNITY BANK CORP.
REPORTS A 16% INCREASE IN DILUTED EARNINGS PER SHARE FOR 2003 vs. 2002 AND A
23% INCREASE FOR THE FOURTH QUARTER.

     BROOKLYN, N.Y.- January 20, 2004 – Independence Community Bank Corp. (Nasdaq – ICBC), reported that diluted earnings per share increased 23% to $0.69 and 16% to $2.60 per share for the three months and year ended December 31, 2003, respectively, compared to the same periods in 2002. Similarly, net income increased 21% to $36.2 million and 12% to $137.0 million for the 2003 periods when compared to the same periods in 2002. Comparing the fourth quarter to the prior quarter ended September 30, 2003, net income increased $2.6 million, or 7.6%, from $33.7 million while diluted earnings per share increased 7.8% from $0.64.

     Alan H. Fishman, President and Chief Executive Officer, commented, “I am pleased these results continue the positive earnings trend established over the last several years and demonstrate the flexibility and balance of our business model. Our model enables the Company to maintain earnings momentum in varying interest rate environments and business cycles. The Company is very disciplined in the management of its balance sheet. Earlier in 2003, due to relatively low mortgage rates, the Company chose to sell a significant portion of its loan originations into the secondary market for a fee, rather than take the loans to portfolio. This was done to manage exposure to longer-term rate risk. During the fourth quarter this trend reversed as the increase in yield earned on these loans made it more attractive to retain them for portfolio.

     Net interest margin, in the quarter, improved considerably as prepayments on securities slowed dramatically. Throughout the year, the Company continued to effectively grow core deposits through both the existing branch network and our successful de novo strategy. The year was also marked by our entrance and expansion into the Manhattan market, bolstering our core deposit and commercial business initiatives.

     Mr. Fishman continued, “In November 2003, we entered into a definitive agreement to merge with Staten Island Bancorp. This strategic alliance broadens our existing footprint and affords us a leadership market share in Staten Island, expands our existing Brooklyn franchise and significantly increases our presence in New Jersey. This transaction brings together Independence’s asset generation capability with Staten Island’s low cost deposit franchise, supported by an outstanding core customer base. As we expected, the integration process is progressing according to our established timeline.

     “Clearly, 2003 was a pivotal year for the Company. We demonstrated the logic and earnings power of our business model, strengthened our management team and announced a very important strategic merger with Staten Island Bancorp, Inc. In 2004, we are looking forward to successfully completing the merger and another year of solid accomplishments.”

Net Interest Margin

     Net interest margin increased 41 basis points to 3.70% for the quarter ended December 31, 2003 from the quarter ended September 30, 2003. During the quarter, as the yield curve steepened, the repayment rate on mortgage-related securities and the associated premium amortization slowed considerably and returned to more normalized levels contributing to the favorable improvement in net interest margin.

     For the quarter ended December 31, 2003, the weighted average interest rate earned on interest-earning assets increased 26 basis points compared to the quarter ended September 30, 2003. The weighted average interest rate paid on interest-bearing liabilities continued to decline and decreased 15 basis points compared to the quarter ended September 30, 2003. During the third quarter of 2003, the Company experienced significant accelerated rates of repayment in its mortgage-related securities portfolio, a large portion of which was purchased at a premium resulting in accelerated premium amortization and commensurately lower yields. The decrease in the cost of funds reflected the continuation of the Company’s strategy of increasing the portion of its deposit liabilities comprised of lower costing core deposits combined with the continuing downward repricing of its deposit base.

     The yield on other interest-earning assets decreased as a result of the Federal Home Loan Bank of New York suspending dividends to its stockholders in the fourth quarter of 2003. The Company recorded a $1.4 million dividend in the quarter ended September 30, 2003. The absence of this dividend adversely effected net interest margin for the quarter by approximately 7 basis points.

     Net interest margin for the year ended December 31, 2003 was 3.68%, a decrease of 55 basis points from the year ended December 31, 2002. The compression in net interest margin for the year was primarily attributable to accelerated loan repayments, paydowns on the securities portfolio combined with accelerated premium amortization on mortgage-related securities, and the redeployment of the funds resulting from such repayments and paydowns into lower yielding assets. The Company has been able to offset a portion of the decline in the net interest margin for the year by, among other things, emphasizing fee income and, in particular, income generated through loan sales in the secondary market, a key component of its business model.

Balance Sheet Overview

     Total assets were $9.55 billion at December 31, 2003 compared with $8.02 billion at December 31, 2002. Average interest-earning assets increased $640.2 million for the year ended December 31, 2003 compared to the year ended December 31, 2002. This growth was fueled for the year ended December 31, 2003 by an increase in the average balance of securities available-for-sale of $856.0 million offset, in part, by a decrease of $253.6 million in the average balance of loans. The increase in securities available-for-sale reflected the Company’s decision to reinvest funds received from loan repayments in available-for-sale securities as well as to increase the overall size of its earning asset portfolios.

     The increase in average interest-earning assets was funded by increases in average deposits and borrowings which grew $241.6 million and $385.7 million, respectively, for the year ended December 31, 2003, compared to the year ended December 31, 2002. However, the average balance of lower costing core deposits (consisting of all deposits other than certificates of deposit) increased $460.8 million during the same time period as the Company was able to continue the shift of the composition of its deposit portfolio from higher costing certificates of deposit to less expensive core deposits. During the year, the Company successfully generated $574.4 million of core deposits. The deposits have been generated through three delivery channels: commercial loan relationships, retail deposits and de novo branch activities. The Company opened ten de novo branches in 2003 and anticipates opening approximately seven new branches in 2004, in conjunction with integrating approximately 35 additional branches upon completion of the pending merger with Staten Island Bancorp.

     The Company utilized borrowings during 2003 as an interim funding source. These funds were primarily invested in mortgage-related securities with characteristics designed to minimize both interest rate and extension risk while maximizing yield. The Company anticipates replacing a portion of these borrowings with lower costing core deposits generated through the new de novo branch offices.

     On a linked quarter basis, average interest-earning assets increased by $73.0 million for the three months ended December 31, 2003 compared to the three months ended September 30, 2003. This increase was primarily due to an increase in total average loans outstanding of $156.3 million combined with an increase in the average balance of securities available-for-sale of $36.3 million partially offset by a $119.6 million decrease in other interest-earning assets. The increases were funded, in part, by an $85.2 million increase in the average balance of deposits.

Earning Asset Generation

     The Company originated loans totaling $4.12 billion, excluding mortgage warehouse lines of credit, during the year ended December 31, 2003, of which $2.33 billion was retained for portfolio, with the remainder originated for sale in the secondary market.

     The average aggregate balance of commercial real estate and commercial business loans increased $127.2 million to $1.94 billion, for the year ended December 31, 2003 compared to the year ended December 31, 2002. At December 31, 2003, commercial real estate and commercial business loans comprised in the aggregate 36.0% of the total loan portfolio as compared to 32.9% at December 31, 2002, which reflects the Company’s strategy of increasing its investment in higher yielding assets.

     The average balance of mortgage warehouse lines of credit increased $236.8 million to $639.1 million for the year ended December 31, 2003 compared to the year ended December 31, 2002. The increase for the year was due to the substantially higher level of demand for short-term funding by mortgage bankers resulting from the active refinance market experienced during 2003. The increase in this floating rate portfolio was funded in part with the liquidity resulting from prepayment of loans and investment securities. However, the demand for mortgage warehouse funding softened in the fourth quarter of 2003 as the refinance market began to contract.

     Offsetting the increases in a portion of the aforementioned loan categories was a decline in the average balance of multi-family residential loans of $387.8 million for the year ended December 31, 2003, compared to the year ended December 31, 2002. However, on a linked quarter basis, the average balance of multi-family loans increased $265.3 million as a result of the Company’s decision to originate more loans for portfolio retention due to the increase in interest rates during the fourth quarter. The Company also experienced declines in the aggregate average balance of single-family and cooperative apartment loans of $292.7 million for the year ended December 31, 2003 compared to the year ended December 31, 2002. In recent years, the Company has de-emphasized the origination of single-family and cooperative loans for portfolio and has allowed this legacy portfolio to run-off.

Core Deposit Generation

     Lower costing core deposits grew during 2003 by $574.4 million, or 17.1%, to $3.93 billion at December 31, 2003 compared to December 31, 2002. Core deposits represented approximately 74% of total deposits at December 31, 2003 compared to 68% at December 31, 2002. This sustained increase reflects the success of the Company’s strategy to increase core deposits, the principal focus of its deposit gathering activity, by continuing its emphasis on expanding commercial and consumer relationships. The increase in core deposits assisted in reducing the cost of deposits by 62 basis points in the year ended December 2003 compared to the year ended December 2002.

Expanded Non-Interest Income

     The Company continues to make strides in increasing non-interest income by emphasizing fee-based income which continues to be a focal point throughout the Company’s operations. The primary driver of this expansion is revenue from the Company’s mortgage-banking activities derived from loans sold in the secondary market and prepayment and modification fees resulting from the refinance market.

     Non-interest income increased $37.6 million, or 50.0%, to $112.7 million for the year ended December 31, 2003 compared to $75.1 million for the same period in 2002. On a linked quarter basis, non-interest income decreased $0.8 million to $28.9 million compared to $29.7 million for the quarter ended September 30, 2003. As rates on multi-family residential loans increased, the Company shifted its loan production focus from sales in the secondary market of such loans to portfolio retention which resulted in a reduction in income from mortgage-banking activities.

     The Company recorded income from mortgage-banking activities for the year ended December 31, 2003 of $25.4 million, an increase of $11.6 million compared to the same period in 2002. As a result of the interest rate environment during the first three quarters of 2003 and as part of the Company’s business model, the Company emphasized the origination of multi-family residential loans for sale to Fannie Mae with servicing retained. The Company sold multi-family loans totaling $1.73 billion during 2003 compared to $1.07 billion during 2002. The Company recorded $2.1 million in income from mortgage-banking activities in the quarter ended December 31, 2003 compared to $7.6 million during the quarter ended September 30, 2003. The Company sold multi-family loans totaling $197.5 million during the quarter ended December 31, 2003 compared to $463.2 million during the quarter ended September 30, 2003.

     Service fees increased $18.8 million or 37.2% for the year ended December 31, 2003, compared to the same period in the prior year. The Company receives fees associated with the prepayment and modification of loans which have partially offset the decline in the net interest income. Prepayment and modification fees, which are included in service fees, increased $16.1 million to $30.5 million for the year ended December 31, 2003 compared with the prior year. On a linked quarter basis, the aggregate of these fees increased by $2.2 million from $7.7 million for the quarter ended September 30, 2003 to $9.9 million for the quarter ended December 31, 2003.

Asset Quality

     The Company continues to emphasize asset quality as a key component to achieving consistent earnings. Non-performing assets as a percentage of total assets amounted to 0.38% at December 31, 2003 compared to 0.51% at September 30, 2003 and 0.52% at December 31, 2002. On a linked quarter basis, non-performing assets decreased by $9.2 million to $36.6 million at December 31, 2003 primarily due to a $9.8 million decrease in non-accrual loans. Non-performing assets decreased by $5.0 million to $36.6 million at December 31, 2003 compared to December 31, 2002 due to decreases of $3.2 million in non-accrual loans and $1.8 million in loans past due 90 days or more as to principal.

     During the year ended December 31, 2003, the Company recorded a $3.5 million provision for loan losses and incurred $4.5 million of net charge-offs, resulting in an allowance for loan losses at December 31, 2003 of $79.5 million. Based on the improved quality in the characteristics of the loan portfolio and the lower than anticipated growth in the portfolio, the Company did not record a provision for loan losses in the current quarter.

     The allowance for loan losses as a percent of total loans was 1.29% at December 31, 2003 compared to 1.38% at December 31, 2002. As of December 31, 2003, management believed the allowance was at a level which covered all known and inherent losses in the Company’s loan portfolio that were both probable and reasonably estimable.

Non-Interest Expense

     Non-interest expense increased $3.7 million for the year ended December 31, 2003 as compared to last year. The increase was primarily due to higher compensation and benefit costs of $4.0 million combined with higher occupancy costs of $3.7 million, due in both cases primarily to the opening of ten de novo branches as well as loan production offices in Maryland and Florida. These increases were tempered in part by lower amortization expense of intangible assets of $5.1 million.

     Non-interest expense on a linked quarter basis increased $4.3 million to $49.9 million for the quarter ended December 31, 2003 from $45.6 million for the quarter ended September 30, 2003. The increase was due to higher occupancy expenses and an increase in other non-interest expenses.

Stock Repurchases

     The Company did not repurchase any shares during the quarter ended December 31, 2003. During the year ended December 31, 2003, the Company repurchased approximately 2.8 million shares at an average price of $28.15.

Post Earnings Conference Call

     The Company will conduct a conference call on January 21, 2004 at 9:00 am Eastern Time to discuss highlights of its fourth quarter 2003 earnings. The call will be simultaneously webcast on the Company’s investor relations web page at http://investor.myindependence.com. The conference call will also be available via dial-in at 800-915-4836 for domestic callers and at 973-317-5319 for international callers.

     There will be a replay of this conference call beginning January 21, 2004 at 11:00 am Eastern Time and will be available through January 28, 2004. The replay can be accessed by dialing 800-428-6051 for domestic callers and 973-709-2089 for international callers. The replay passcode is 324451.

     Independence Community Bank Corp. is the holding company for Independence Community Bank. The Bank, originally chartered in 1850, currently operates 83 branches located in the greater New York City metropolitan area, which includes the five boroughs of New York City, Nassau, Suffolk and Westchester Counties and northern New Jersey. The Bank has three key business divisions: Commercial Real Estate Lending, Consumer Banking and Business Banking and actively targets small and mid-size businesses. The Bank maintains its community orientation by offering its diverse communities a wide range of financial products and by emphasizing customer service, superior value and convenience. The Bank’s web address is www.myindependence.com.

     Statements contained in this release which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Included in such forward-looking statements are statements regarding the proposed merger of the Company and Staten Island Bancorp, Inc. (“SIB”).

     Words such as “expect”, “feel”, “believe”, “will”, “may”, “anticipate”, “plan”, “estimate”, “intend”, “should”, and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company and SIB, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the businesses of the Company and SIB may not be combined successfully, or such combination may take longer to accomplish than expected; (2) the growth opportunities and cost savings from the merger of the Company and SIB may not be fully realized or may take longer to realize than expected; (3) operating costs and business disruption following the completion of the merger, including adverse effects on relationships with employees, may be greater than expected; (4) governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger; (5) the stockholders of either the Company or SIB may fail to approve the merger; (6) competitive factors which could affect net interest income and non-interest income, general economic conditions which could affect the volume of loan originations, deposit flows and real estate values; (7) the levels of non-interest income and the amount of loan losses as well as other factors discussed in the documents filed by the Company and SIB with the Securities and Exchange Commission (the “SEC”) from time to time. Neither the Company nor SIB undertakes any obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

     This filing may be deemed to be solicitation material in respect of the proposed merger of the Company and SIB. In connection with the proposed transaction, a registration statement on Form S-4 has been filed with the SEC. STOCKHOLDERS OF THE COMPANY AND STOCKHOLDERS OF SIB ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE JOINT PROXY STATEMENT/PROSPECTUS THAT IS A PART OF THE REGISTRATION STATEMENT, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The final joint proxy statement/prospectus will be mailed to stockholders of the Company and stockholders of SIB. Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov , from Independence Community Bank Corp., 195 Montague Street, Brooklyn, New York 11201, Attention: Investor Relations or from Staten Island Bancorp, Inc., 1535 Richmond Avenue, Staten Island, New York 10314, Attention: Investor Relations.

     The Company and its directors and executive officers and other members of management and employees may be deemed to participate in the solicitation of proxies in respect of the proposed transaction. Information regarding the Company’s directors and executive officers is available in the Company’s proxy statement for its 2003 annual meeting of stockholders, which was filed with the SEC on April 25, 2003. Additional information regarding the interests of such potential participants will be included in the joint proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.

# # #
TABLES TO FOLLOW

INDEPENDENCE COMMUNITY BANK CORP.
Consolidated Statements of Financial Condition
(Dollars in thousands)

	December 31,	September 30,	December 31,
	2003	2003	2002

	(Unaudited)	(Unaudited)	(Audited)
ASSETS:
Cash and due from banks	$172,028	$239,800	$199,057

Securities available-for-sale:
Investment securities	296,945	309,448	224,908
Mortgage-related securities	2,211,755	2,102,176	1,038,742

Total securities available-for-sale	2,508,700	2,411,624	1,263,650

Loans available-for-sale	5,922	22,615	114,379

Mortgage loans	4,714,388	4,117,173	4,298,040
Other loans	1,457,843	1,465,136	1,519,333

Total loans	6,172,231	5,582,309	5,817,373
Less: allowance for possible loan losses	(79,503)	(79,601)	(80,547)

Total loans, net	6,092,728	5,502,708	5,736,826

Premises, furniture and equipment, net	101,383	91,420	85,395
Accrued interest receivable	37,046	36,614	36,530
Goodwill	185,161	185,161	185,161
Intangible assets, net	190	333	2,046
Bank owned life insurance (“BOLI”)	175,800	174,339	168,357
Other assets	267,649	270,476	232,242

Total assets	$9,546,607	$8,935,090	$8,023,643

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Deposits	$5,304,097	$5,184,148	$4,940,060
Borrowings	2,916,300	2,416,300	1,931,550
Subordinated notes	148,429	148,341	—
Escrow and other deposits	76,260	96,124	34,574
Accrued expenses and other liabilities	110,410	140,374	197,191

Total liabilities	8,555,496	7,985,287	7,103,375

Stockholders’ equity:
Common stock ($.01 par value, 125,000,000 shares authorized, 76,043,750 shares issued; 54,475,715, 54,277,159 and 56,248,898 shares outstanding at December 31, 2003, September 30, 2003 and December 31, 2002, respectively)	760	760	760
Additional paid-in-capital	761,880	750,413	742,006
Treasury stock at cost; 21,568,035, 21,766,591 and and 19,794,852 shares at December 31, 2003, September 30, 2003 and December 31, 2002, respectively	(380,088)	(383,566)	(318,182)
Unallocated common stock held by ESOP	(69,211)	(70,446)	(74,154)
Unvested awards under Recognition Plan	(7,598)	(7,205)	(11,782)
Retained earnings, substantially restricted	678,353	652,155	575,927
Accumulated other comprehensive income:
Net unrealized gain on securities available-for-sale, net of tax	7,015	7,692	7,564
Unrealized losses on cash flow hedges, net of tax	—	—	(1,871)

Total stockholders’ equity	991,111	949,803	920,268

Total liabilities and stockholders’ equity	$9,546,607	$8,935,090	$8,023,643

INDEPENDENCE COMMUNITY BANK CORP.
Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	For the Three Months Ended			For the Year Ended

	December 31,	September 30,	December 31,	December 31,	December 31,

	2003	2003	2002	2003	2002

Interest income:
Mortgage loans	$66,408	$64,523	$82,995	$271,805	$332,332
Other loans	19,828	21,987	20,654	81,674	79,800
Loans available-for-sale	663	1,159	745	4,774	1,822
Investment securities	3,411	3,290	2,638	13,296	8,157
Mortgage-related securities	21,756	13,183	10,053	62,918	57,151
Other	161	1,810	1,830	5,653	6,241

Total interest income	112,227	105,952	118,915	440,120	485,503

Interest expense:
Deposits	12,344	12,553	17,382	53,257	81,637
Borrowings	21,029	23,640	23,937	91,089	93,418
Subordinated notes	1,430	1,429	—	3,029	—
Trust preferred securities	—	—	—	—	524

Total interest expense	34,803	37,622	41,319	147,375	175,579

Net interest income	77,424	68,330	77,596	292,745	309,924
Provision for loan losses	—	—	2,000	3,500	8,000

Net interest income after provision for loan losses	77,424	68,330	75,596	289,245	301,924
Non-interest income:
Net gain on sales of loans and securities	521	156	1	765	557
Mortgage-banking activities	2,108	7,611	6,239	25,407	13,759
Service fees	19,091	17,687	15,597	69,270	50,476
BOLI	2,183	2,280	1,479	8,833	6,294
Other	4,977	1,951	1,055	8,464	4,032

Total non-interest income	28,880	29,685	24,371	112,739	75,118

Non-interest expense:
Compensation and employee benefits	24,873	24,842	27,170	100,262	96,298
Occupancy costs	7,814	6,741	5,518	26,547	22,839
Data processing fees	2,288	2,581	1,633	10,029	8,951
Advertising	2,464	1,918	1,499	7,845	6,194
Amortization of identifiable intangible assets	143	142	1,684	1,855	6,971
Other	12,316	9,383	15,318	42,265	43,802

Total non-interest expense	49,898	45,607	52,822	188,803	185,055

Income before provision for income taxes	56,406	52,408	47,145	213,181	191,987
Provision for income taxes	20,165	18,736	17,090	76,211	69,585

Net income	$36,241	$33,672	$30,055	$136,970	$122,402

Basic earnings per share	$0.73	$0.68	$0.58	$2.74	$2.37

Diluted earnings per share	$0.69	$0.64	$0.56	$2.60	$2.24

INDEPENDENCE COMMUNITY BANK CORP.
Selected Financial Ratios and Other Data
(In thousands, except ratios and per share amounts)
(Unaudited)

	At or For the Three Months Ended			At or For the Year Ended

	December 31,	September 30,	December 31,	December 31,	December 31,

	2003	2003	2002	2003	2002

Performance Ratios:
Return on average assets (1)	1.59%	1.49%	1.49%	1.58%	1.55%
Return on average equity (1)	15.02%	14.42%	12.97%	14.60%	13.54%
Non-interest expense to average assets	2.19%	2.02%	2.61%	2.18%	2.34%
Efficiency ratio(2)	47.03%	46.46%	50.15%	46.19%	46.32%
Average Balances:
Average shares outstanding – basic	49,919,774	49,586,693	51,592,984	49,993,492	51,703,439
Average shares outstanding – diluted	52,489,879	52,594,638	53,777,859	52,639,944	54,557,442

	December 31, 2003	September 30, 2003	December 31, 2002

Capital and Other Ratios:
Book value per share	$18.19	$17.50	$16.36
Average equity to average assets	10.61%	10.35%	11.47%
Leverage ratio (Bank only)	8.14%	7.79%	8.73%
Tier 1 risk-based (Bank only)	9.34%	9.13%	10.14%
Total risk-based capital (Bank only)	12.39%	12.27%	11.40%

INDEPENDENCE COMMUNITY BANK CORP.
Selected Financial Ratios and Other Data
(In thousands, except ratios and per share amounts)
(Unaudited)

	December 31,	September 30,	December 31,

	2003	2003	2002

Loan Portfolio Composition:
Mortgage loans on real estate:
Single-family residential	$191,394	$220,078	$348,602
Cooperative apartment loans	92,973	112,368	207,677
Multi-family residential	2,821,706	2,389,826	2,436,666
Commercial real estate	1,612,711	1,401,429	1,312,760

Total principal balance – mortgage loans	4,718,784	4,123,701	4,305,705
Less net deferred fees	4,396	6,528	7,665

Total mortgage loans on real estate	4,714,388	4,117,173	4,298,040

Commercial business loans, net of deferred fees	606,204	557,148	598,267

Other loans:
Mortgage warehouse lines of credit	527,254	611,392	692,434
Home equity loans and lines of credit	296,986	269,901	201,952
Consumer and other loans	27,538	26,849	26,971

Total principal balance — other loans	851,778	908,142	921,357
Less net deferred fees	139	154	291

Total principal balance — other loans	851,639	907,988	921,066

Total loans receivable	6,172,231	5,582,309	5,817,373

Less allowance for loan losses	79,503	79,601	80,547

Loans receivable, net	$6,092,728	$5,502,708	$5,736,826

Loans Available-for-Sale Composition:
Single-family residential	$2,687	$7,369	$7,576
Multi-family residential	3,235	15,246	106,803

Total loans available-for-sale	$5,922	$22,615	$114,379

INDEPENDENCE COMMUNITY BANK CORP.
Selected Financial Ratios and Other Data
(In thousands, except ratios and per share amounts)
(Unaudited)

	December 31,	September 30,	December 31,

	2003	2003	2002

Asset Quality:
Non-performing loans:
Non-accrual loans	$35,802	$45,556	$38,978
Loans past due 90 days or more as to:
Interest and accruing	40	37	152
Principal and accruing (3)	742	231	2,482

Total non-performing loans	36,584	45,824	41,612
Other real estate owned	15	15	7

Total non-performing assets	$36,599	$45,839	$41,619

Non-performing assets to total assets	0.38%	0.51%	0.52%
Allowance for loan losses to non-performing loans	217.32%	173.71%	193.57%
Allowance for loan losses to total loans	1.29%	1.43%	1.38%
Net charge offs (recoveries) to average loans – quarter ended	0.002%	(0.02)%	0.05%
Net charge offs to average loans – year-to-date	0.08%	0.08%	0.10%
Deposits:
Core deposits:
Savings	$1,613,161	$1,610,379	$1,574,531
Money Market	401,024	294,307	192,647
Active Management	475,647	487,016	495,849
Interest-bearing demand	694,102	649,841	493,997
Non-interest-bearing demand	741,261	708,153	593,784

Total core deposits	3,925,195	3,749,696	3,350,808
Certificates of deposit	1,378,902	1,434,452	1,589,252

Total deposits	$5,304,097	$5,184,148	$4,940,060

INDEPENDENCE COMMUNITY BANK CORP.
Selected Financial Ratios and Other Data
(In thousands, except ratios and per share amounts)
(Unaudited)

	For the Three Months Ended

	December 31, 2003		September 30, 2003		December 31, 2002

Net Interest Margin:	Average Balance	Rate (1)	Average Balance	Rate (1)	Average Balance	Rate (1)

Interest-earning assets:
Loans receivable:
Mortgage loans	$4,339,737	6.18%	$3,974,766	6.61%	$4,655,902	7.19%
Commercial business loans	574,619	6.52	557,218	6.60	628,930	6.58
Mortgage warehouse lines of credit	520,243	4.39	774,669	4.40	569,413	4.48
Consumer and other loans	313,059	5.77	284,724	5.58	227,095	6.48

Total loans	5,747,658	6.03	5,591,377	6.25	6,081,340	6.85
Mortgage-related securities	2,142,240	4.06	2,101,397	2.51	906,072	4.44
Investment securities	306,820	4.45	311,354	4.23	228,791	4.61
Other interest-earning assets	180,408	0.35	300,040	2.41	239,517	3.05

Total interest-earning assets	8,377,126	5.35	8,304,168	5.09	7,455,720	6.37

Non-interest-earning assets	721,805		720,092		625,047

Total assets	$9,098,931		$9,024,260		$8,080,767

Interest-bearing liabilities:
Deposits:
Savings and money market deposits	1,954,078	0.50	1,867,187	0.48	1,779,812	0.94
Interest-bearing demand deposits	1,271,503	0.76	1,247,609	0.71	1,031,363	1.06
Certificates of deposit	1,405,001	2.10	1,461,409	2.19	1,620,175	2.55

Total interest-bearing deposits	4,630,582	1.06	4,576,205	1.09	4,431,350	1.56
Non-interest-bearing demand deposits	729,658	—	698,880	—	583,897	—

Total deposits	5,360,240	0.91	5,275,085	0.94	5,015,247	1.37
Subordinated notes	148,384	3.82	148,303	3.82	—	—
Total borrowings	2,472,756	3.37	2,497,352	3.76	1,977,691	4.80

Total interest-bearing liabilities	7,981,380	1.73	7,920,740	1.88	6,992,938	2.34

Non-interest-bearing liabilities	152,489		169,497		161,200

Total liabilities	8,133,869		8,090,237		7,154,138
Total stockholders’ equity	965,062		934,023		926,629

Total liabilities and stockholders’ equity	$9,098,931		$9,024,260		$8,080,767

Net interest-earning assets	$395,746		$383,428		$462,782

Interest rate spread (1)		3.62%		3.21%		4.03%

Net interest margin (1)		3.70%		3.29%		4.17%

Average interest-earning assets to average interest-bearing liabilities		104.96%		104.84%		106.62%

INDEPENDENCE COMMUNITY BANK CORP.
Selected Financial Ratios and Other Data
(In thousands, except ratios and per share amounts)
(Unaudited)

		For the Year Ended

	December 31, 2003		December 31, 2002

	Average		Average
Net Interest Margin:	Balance	Rate(1)	Balance	Rate(1)

Interest-earning assets:
Loans receivable:
Mortgage loans	$4,162,397	6.64%	$4,565,567	7.32%
Commercial business loans	564,851	6.60	714,990	6.61
Mortgage warehouse lines of credit	639,052	4.48	402,258	4.64
Consumer and other loans	268,886	5.85	205,950	6.72

Total loans	5,635,186	6.36	5,888,765	7.03
Mortgage-related securities	1,765,662	3.56	1,034,239	5.53
Investment securities	296,705	4.48	172,081	4.74
Other interest-earning assets	263,116	2.15	225,416	2.77

Total interest-earning assets	7,960,669	5.53	7,320,501	6.63

Non-interest-earning assets	712,017		590,312

Total assets	$8,672,686		$7,910,813

Interest-bearing liabilities:
Deposits:
Savings and money market deposits	1,846,531	0.55	1,755,415	1.21
Interest-bearing demand deposits	1,198,968	0.80	978,353	1.21
Certificates of deposit	1,486,302	2.25	1,705,461	2.85

Total interest-bearing deposits	4,531,801	1.18	4,439,229	1.84
Non-interest-bearing demand deposits	672,952	—	523,927	—

Total deposits	5,204,753	1.02	4,963,156	1.64
Cumulative trust preferred securities	—	—	5,426	9.65
Subordinated notes	79,253	3.82	—	—
Total borrowings	2,290,401	3.98	1,904,734	4.90

Total interest-bearing liabilities	7,574,407	1.95	6,873,316	2.55

Non-interest-bearing liabilities	159,913		134,627

Total liabilities	7,734,320		7,007,943
Total stockholders’ equity	938,366		902,870

Total liabilities and stockholders’ equity	$8,672,686		$7,910,813

Net interest-earning assets	$386,262		$447,185

Interest rate spread (1)		3.58%		4.08%

Net interest margin (1)		3.68%		4.23%

Average interest-earning assets to average interest-bearing liabilities		105.10%		106.52%

(1)	Presented on an annualized basis.

(2)	Reflects in each period presented adjusted operating expense (net of amortization of identifiable intangible assets) as a percent of the aggregate of net interest income and adjusted non-interest income (excluding gains and losses on the sales of loans and securities). Amortization of identifiable intangible assets is excluded from the calculation since it is a non-cash expense and gains and losses on the sales of loans and securities are excluded since they are generally considered by the Company’s management to be non-recurring in nature. The operating efficiency ratio is not a financial measurement required by generally accepted accounting principles in the United States of America. However, the Company believes such information is useful to investors in evaluating the Company’s operations.

(3)	Reflects loans that are 90 days or more past maturity which continue to make payments on a basis consistent with the original repayment schedule.

Contact:	Kathleen A. Hanrahan	Frank W. Baier
	First Vice President, Investor Relations	Executive Vice President, Chief Financial Officer
	(718) 722-5400	(718) 923-3506